EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC.
REPORTS RECORD YEAR-TO-DATE RESULTS

New York, October 28, 2003 - Overseas Shipholding Group, Inc. reported record earnings for the first nine months of the year of $100,111,000. Net income for the quarter ended September 30, 2003 was $14,036,000, or $0.40 per share, compared with a net loss of $29,661,000, or $0.86 per share, in the third quarter of 2002.

Results for the third quarter of 2003 include a $1,022,000, or $0.03 per share, after tax gain from securities transactions versus a $26,706,000, or $0.78 per share, after tax loss in the prior year from securities transactions and write-downs in accordance with FAS 115. Time charter equivalent revenues for the quarter increased to $84,176,000 from $62,194,000 recorded in the same period last year, while operating income for the current quarter increased by 218% to $30,429,000 from $9,563,000 in the third quarter of 2002.

Net income for the first nine months of 2003 of $100,111,000, or $2.89 per share, compares with a net loss of $25,247,000, or $0.73 per share, for the corresponding period of 2002. Results for the first nine months of 2003 include a $4,596,000, or $0.13 per share, net after tax gain from securities transactions and write-downs in accordance with FAS 115. Results for the first nine months of 2002 include a $22,698,000, or $0.66 per share, after tax loss from securities transactions and write-downs in accordance with FAS 115. Time charter equivalent revenues in the first nine months of 2003 were $325,603,000, or 72% greater than the $189,394,000 in the corresponding period of 2002, while operating income increased by 474% to $175,267,000 from $30,519,000 in the first nine months of 2002.

The following table presents comparative per share amounts (after tax), adjusted for the effects of securities transactions and vessel sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Income/(Loss) before impact of Securities Transactions and Vessel Sales	$ 0.37	$ (0.05)	$ 2.78	$ (0.05)
Gain/(Loss) on Vessel Sales	-	(0.03)	(0.02)	(0.02)
Net Gain/(Loss) on Securities Transactions and Write-downs	0.03	(0.78)	0.13	(0.66)
Net Income/(Loss)	$ 0.40	$ (0.86)	$ 2.89	$ (0.73)

"OSG's record results reflect the earnings power of our modern VLCC and Aframax fleets, enhanced through our participation in the Tankers International and Aframax International pools, and by our competitive cost structure," said Morton P. Hyman, Chairman and Chief Executive Officer of OSG. "Looking out towards the balance of the year, the resumption of growth in key world economies coupled with a projected increase in oil demand should favorably influence tanker rates as we head into traditionally stronger winter markets," he said. "In addition, the new EU rules, as well as increasing pressures elsewhere limiting employment of older, single hull tonnage, will benefit owners of modern tonnage such as OSG."

Highlights

  In October, OSG took delivery of the newbuilding, Overseas Sophie, a 112,000 dwt Aframax; one additional Aframax remains to be delivered in the Company's 21 vessel, $800 million modernization program.

  In August, OSG completed the restructuring of certain of its joint ventures with Euronav Luxembourg, S.A. and Frontline Ltd. As a result of this restructuring, OSG owns 49.9% of four vessels with Frontline, a net increase of one third of a vessel.

  In September, Scorpio Ship Management S.A.M. ("Scorpio") joined Aframax International ("AI") increasing the total number of participants in this pool to five. Scorpio adds one newly built Aframax, bringing the number of vessels in the AI pool to 31 including four committed newbuildings.

  In August and October, OSG entered into two Senior Unsecured Revolving Credit Facilities aggregating $330 million, replacing a facility which would otherwise have matured in April 2005. These new facilities have five-year terms subject to two, one-year extension options exercisable on the first and second anniversary of each facility.

  Tax legislation introduced in both the U.S. Senate and the House of Representatives includes provisions that, if passed, would restore tax deferral for OSG's foreign shipping income that remains invested offshore.

World Tanker Markets

During 2003, events in Iraq, Venezuela and Nigeria curtailed crude oil exports from those countries for varying periods of time, causing substantial dislocations in tanker trading patterns. These dislocations positively affected ton-mile demand as much of the shortfall was replaced by long haul Arabian Gulf exports. With inventories at historically low levels, concerns over possible disruptions of supply also stimulated demand. As the shorter haul Venezuelan and Nigerian volumes returned to the market and demand slowed due to seasonal patterns, tanker demand fell with a corresponding reduction in TCE rates. The continued growth in the FSU's share of world oil output, however, moderated the fall in rates for Aframaxes.

VLCC Sector

During the third quarter of 2003 rates for modern VLCCs trading out of the Arabian Gulf averaged approximately $28,600 per day, lower than the previous quarter's rate of $39,800 per day, but substantially higher than the $9,500 per day achieved in the comparable quarter of 2002.

In the final week of August, the VLCC market began a recovery from its abbreviated summer slowdown, significantly earlier than the seasonal recovery in 2002. Rates rose sharply reaching over $70,000 per day by the third week in September. Then, an unexpected decision by OPEC on September 24 to reduce their production ceiling by 900,000 barrels per day caused markets to reverse dramatically, even though this reduction in quota is not scheduled to be implemented until November 1.

West Africa is supplying an increasing portion of China's oil imports, growing from 10% in 2002 to 17%, or 293,000 b/d, in the first eight months of 2003. This route is 60% longer than the Arabian Gulf to China route adding to world ton-mile demand. Tankers International, through its contracts of affreightment with UNIPEC, a major oil importer into China, participates actively in this market, benefiting from the surge in demand on this trade route and the enhanced vessel utilization it affords.

The world VLCC fleet decreased marginally during the third quarter from 428 vessels of 125.0 million dwt to 426 vessels of 123.9 million dwt as scrapping and sales for conversion exceeded newbuilding deliveries. With only three VLCCs ordered during the quarter, the world orderbook decreased to 70 vessels at the end of the third quarter, representing 17.2% of the existing VLCC fleet.

Aframax Sector

Rates for Aframaxes operating in the Caribbean trades during the third quarter of 2003 averaged $18,800 per day, lower than the $30,600 per day achieved in the second quarter, but higher than the $14,000 per day in the corresponding quarter of 2002.

Demand for Aframaxes was adversely affected during the third quarter by a number of factors. Venezuela continued to produce below its OPEC quota; North Sea production was reduced by maintenance and other outages during the early summer; and FSU exports in August were lower due to the closure of the Novorossiysk terminal for repairs. In September, however, restoration of FSU exports, increased activity in both the North Sea and the Mediterranean and the onset of transit delays in the Bosporus tightened availability of Aframaxes with a positive effect on rates.

The world Aframax fleet increased during the third quarter to 597 vessels of 58.5 million dwt from 587 vessels of 57.3 million dwt as newbuilding deliveries exceeded scrapping. At the end of the quarter, the world Aframax orderbook totaled 146 vessels, or 15.8 million dwt, representing 26.9% of the existing Aframax fleet and 68.9% of existing single hull Aframaxes. The FSU's increasing market share of world crude oil exports -- creating additional employment opportunities for Aframaxes -- and the accelerated phase out of single hull vessels expected as a result of the new EU rules, are likely to moderate the effect on the market of this substantial orderbook.

Selected Operating Statistics

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag segments for the third quarter and first nine months of 2003 and the same periods of 2002:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
VLCC
Average Spot TCE Rate, excluding time charters	$25,275	$15,123	$ 42,435	$ 15,686
Number of Revenue Days, excluding time charters	1,122	917	3,191	2,553
Average TCE Rate	$25,995	$16,956	$ 41,800	$ 17,795
Number of Revenue Days	1,214	1,009	3,464	2,860

AFRAMAX
Average Spot TCE Rate	$20,942	$16,007	$ 27,404	$ 16,857
Number of Revenue Days	974	1,010	2,933	3,092

PRODUCT CARRIER
Average Spot TCE Rate, excluding time charters	$ 15,052	$13,324	$ 17,405	$12,490
Number of Revenue Days, excluding time charters	305	615	1,120	1,854
Average TCE Rate	$ 14,356	$13,244	$ 16,014	$12,581
Number of Revenue Days	507	721	1,732	2,133

Equity in Income of Joint Venture Vessels

In the quarter, OSG's equity in income of joint ventures increased by $2,942,000 to $4,417,000 from $1,475,000 in the equivalent period of 2002. Adjusted to reflect the Company's percentage interest, the VLCCs in joint ventures contributed $2,172,000 and 303 days while the Aframax in a joint venture contributed $355,000, and 45 days. In the first nine months of 2003, equity in income of joint ventures increased to $24,574,000 from $4,762,000 in the equivalent period of 2002. The VLCCs contributed $17,641,000 and 942 days in this period while the Aframax contributed $2,209,000 and 135 days.

Financial Profile

With equity of $880 million as of September 30, 2003 and substantial liquidity, the Company believes its financial flexibility and strength distinguish OSG from most of its competitors. In August and October 2003, the Company concluded two new five-year unsecured revolving credit facilities aggregating $330,000,000, replacing a facility which would otherwise have matured in April 2005. The maturities of these new facilities, subject to lender approval, may be extended for two, one-year periods on the first and second anniversary of each facility. The terms, conditions and financial covenants contained in both agreements are more favorable than those contained in the Company's other existing long-term revolving credit facility that matures in December 2006. During the first nine months of 2003, OSG's outstanding long-term debt declined by $119 million to $814 million from $933 million. As a result, the Company's adjusted debt-to-capital decreased to 41.3% from 49.5% at year end 2002. With one of the most modern VLCC and Aframax fleets in the industry, over $650 million of liquidity and access to alternative sources of capital, the Company is unusually well positioned to take advantage of market opportunities as they present themselves.

OSG's Fleet

OSG is one of the largest tanker owners in the world and the leading U.S. based tanker company with customers that include many of the world's largest oil companies. Completing its current modernization program, OSG took delivery of one Aframax in October 2003 and will take delivery of another in January 2004. At September 30, 2003, OSG's fleet comprised 53 vessels totaling 9,097,276 dwt, including ten vessels owned by joint ventures or time chartered in and the two newbuildings on order. Adjusted for OSG's proportional ownership in joint venture vessels, the fleet totals 48.2 vessels totaling 7,782,141 dwt including the two newbuildings.

The following chart summarizes the Company's foreign and domestic flag fleets as of September 30, 2003:

	Number of Vessels		Dwt
Type	Total	By % Ownership	Total	By % Ownership
Foreign Flag Fleet:
VLCC:
100% owned	12	12.0	3,670,721	3,670,721
Owned jointly with others	7	3.3	2,059,123	975,633
Time Chartered in	2	1.4	605,756	422,650
Suezmax	1	1.0	147,501	147,501
Aframax:
100% owned	11	11.0	1,130,838	1,130,838
Owned jointly with others	1	0.5	97,078	48,539
Newbuildings on order	2	2.0	224,745	224,745
Product Carrier	6	6.0	287,934	287,934
Capesize Bulk Carrier	2	2.0	319,843	319,843

U.S. Flag Fleet:
Crude Tanker	4	4.0	398,664	398,664
Product Carrier	2	2.0	87,030	87,030
Bulk Carrier	2	2.0	51,902	51,902
Car Carrier	1	1.0	16,141	16,141
TOTAL	53	48.2	9,097,276	7,782,141

Summary Consolidated Statements of Operations (a)
	Three Months Ended		Nine Months Ended
	September 30		September 30
($000)	2003	2002	2003	2002

Time Charter Equivalent Revenues	$ 84,176	$ 62,194	$ 325,603	$ 189,394
Running Expenses (including time charter hire and depreciation (b))	50,467	47,194	148,680	141,977
General & Administrative	7,697	6,912	26,230	21,660
Total Ship Operating Expenses	58,164	54,106	174,910	163,637
Income from Vessel Operations (100% owned)	26,012	8,088	150,693	25,757
Equity in Income of Joint Ventures	4,417	1,475	24,574	4,762
Operating Income	30,429	9,563	175,267	30,519
Other Income/(Expense)	3,876	(32,467)	7,986	(19,685)
Income/(Loss) before Interest and Taxes	34,305	(22,904)	183,253	10,834
Interest Expense	16,480	13,267	45,042	40,081
Income/(Loss) before Taxes	17,825	(36,171)	138,211	(29,247)
Provision/(Credit) for Federal Income Taxes (c) (d)	3,789	(6,510)	38,100	(4,000)
Net Income/(Loss)	$ 14,036	$ (29,661)	$ 100,111	$ (25,247)

Basic Net Income/(Loss) Per Share	$ 0.40	$ (0.86)	$ 2.89	$ (0.73)
Diluted Net Income/(Loss) Per Share	$ 0.40	$ (0.86)	$ 2.87	$ (0.73)
Weighted Average Number of Shares (Basic)	34,956,000	34,427,000	34,648,000	34,381,000
Weighted Average Number of Shares (Diluted)	35,273,000	34,427,000	34,938,000	34,381,000

  The condensed consolidated statements of operation for the three months and nine months ended September 30, 2002 have been reclassified to conform to the 2003 presentation of certain items.

  Depreciation and amortization was $23,641,000 for the three months ended September 30, 2003 and $67,044,000 for the nine months ended September 30, 2003, compared with $20,466,000 and $59,781,000 for the corresponding periods in 2002.

  The credits for income taxes for the third quarter and first nine months of 2002 reflect the recording of a valuation allowance of $5,431,000 against the deferred tax asset resulting from the write-down of certain marketable securities. The valuation allowance was established because the Company could not be certain that the full amount of the deferred tax asset would be realized through the generation of capital gains in the future.

(d) The provision for income taxes for the first nine months of 2003 reflects a $2,324,000 reduction in the valuation allowance offset against the deferred tax asset resulting from the write-down of certain marketable securities.

Summary Consolidated Balance Sheets

($000)	September 30, 2003	December 31, 2002
Cash and Marketable Securities	$88,301	$65,740
Other Current Assets	54,399	57,647
Capital Construction Fund	239,956	231,072
Vessels, including Capital Leases	1,450,544	1,416,774
Investments in Joint Ventures	120,655	168,315
Other Assets	79,163	95,294
Total Assets	$ 2,033,018	$ 2,034,842

Current Liabilities	$90,821	$46,247
Long-term Debt and Capital Leases	863,049	985,035
Other Liabilities	200,229	219,411
Shareholders' Equity	878,919	784,149
	$ 2,033,018	$ 2,034,842

Outlook

As the winter season approaches, a number of favorable economic trends are likely to have positive implications for tanker markets. There are clear signs of a resumption of economic expansion in the U.S. and Asia, with continuing strong economic growth in China. The IEA predicts world oil demand in the fourth quarter of 2003 will reach a record level of 80.2 mbd. OSG, with modern VLCC and Aframax fleets, is uniquely positioned to take full advantage of growth, both in the long haul trades originating in the Arabian Gulf and West Africa and the shorter haul trades from the FSU, North Sea and Caribbean Basin.

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The Company plans to host a conference call at 11 AM EST on October 28, 2003 to discuss results for the quarter. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (888) 343-1846 within the United States, and (212) 271-4786 for international calls. A recording of the call will be available for one week at (800) 633-8284 if dialed from within the U.S., and at (402) 977-9140 for international calls; the reservation number is 21163977.

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This release contains forward-looking statements regarding prospects for the Company's business, including the outlook for tanker markets, forecasts of world economic growth and growth in oil demand, prospects for certain strategic alliances, anticipated levels of scrapping of older tonnage, possible passage of tax legislation and schedules of newbuilding orders. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.